EXHIBIT 12.1
                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)








                                                                 YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------

                                                      2000       1999        1998       1997       1996
                                                   ---------  ---------  ----------  ---------  ---------
Fixed charges, as defined
  Interest charges                                 $ 42,685   $ 38,231   $  50,253   $ 50,625   $ 43,884
  Preferred dividend requirements of
    subsidiaries adjusted to pre-tax basis              ---        ---         ---        ---        ---
                                                   ---------  ---------  ----------  ---------  ---------

       Total fixed charges                         $ 42,685   $ 38,231   $  50,253   $ 50,625   $ 43,884
                                                   =========  =========  ==========  =========  =========

Earnings, as defined (2):
  Earnings (loss) before income taxes,
    extraordinary item and cumulative effect
    of accounting change                           $136,726   $ 76,177   $(238,609)  $ 16,896   $ 20,945
  Fixed charges, above                               42,685     38,231      50,253     50,625     43,884
  Less interest capitalized                         (24,077)   (14,539)    (23,215)   (25,818)   (27,102)
  Plus undistributed (earnings) loss of affiliates       35         28         ---        ---       (118)
  Less preferred dividend requirements of
    subsidiaries adjusted to pre-tax basis              ---        ---         ---        ---        ---
                                                   ---------  ---------  ----------  ---------  ---------

                                                   $155,369   $ 99,897   $(211,571)  $ 41,703   $ 37,609
                                                   =========  =========  ==========  =========  =========

RATIO OF EARNINGS TO FIXED CHARGES (1) (2)              3.6        2.6         ---        0.8        0.9

                                                   =========  =========  ==========  =========  =========

____________________

(1) Earnings were inadequate to cover fixed for the years ended December 31, 1998, 1997 and 1996 by $261,824,000, $8,922,000 and $6,275,000, respectively.


(2) Earnings reflect nonrecurring writedowns and loss provisions of $55,119,000, $5,159,000, $348,064,000 and $46,153,000 for the years ended
December 31, 2000, 1999, 1998 and 1996, respectively. Nonrecurring gains from the sale of assets and other gains aggregated $442,000, $125,617,000, $6,253,000 and $22,189,000 for the years ended December 31, 1999, 1998, 1997 and
1996, respectively. The ratio of earnings to fixed charges if adjusted to remove nonrecurring items, would have been 4.9, 2.7, 0.2, 0.7 and 1.4 for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the years ended December 31, 1998 and 1997 by $39,377,000 and $15,175,000,
respectively.